As filed with the Securities and Exchange Commission on July 29, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

KeyCorp

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-6542451
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

127 Public Square Cleveland, Ohio	44114-1306
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	333-208272 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Fixed-to-Floating Rate Perpetual Noncumulative Preferred Stock, Series C	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1:	Description of Registrant’s Securities to be Registered.

On October 30, 2015, KeyCorp, an Ohio corporation (the “Registrant”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Niagara Financial Group, Inc., a Delaware corporation (“First Niagara”), pursuant to which, upon the terms and subject to the conditions set forth therein, First Niagara will merge with and into the Registrant (the “Merger”), with the Registrant as the surviving corporation in the Merger. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each share of First Niagara preferred stock, Series B, par value $0.01 per share, will be automatically converted into the right to receive a share of a newly-created series of preferred stock of the Registrant designated Fixed-to-Floating Rate Perpetual Noncumulative Preferred Stock, Series C (the “Series C Preferred Stock”).

The description of the Series C Preferred Stock contained in the section captioned “Description of KeyCorp Capital Stock” in Amendment No. 3 to the Registrant’s registration statement on Form S-4 (File No. 333-208272) dated as of February 3, 2016 (the “Registration Statement”) is incorporated herein by reference.

Item 2:	Exhibits.

3.1	Second Amended and Restated Articles of Incorporation of KeyCorp (effective August 1, 2016) containing the terms of the KeyCorp Series C Preferred Stock.

3.2	Second Amended and Restated Regulations of KeyCorp (effective March 23, 2016) (incorporated by reference to Exhibit 3 to KeyCorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KEYCORP

Date: July 29, 2016	By:	/s/ Donald R. Kimble
	Name:	Donald R. Kimble
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amended and Restated Articles of Incorporation of KeyCorp (effective August 1, 2016) containing the terms of the KeyCorp Series C Preferred Stock.

3.2	Second Amended and Restated Regulations of KeyCorp (effective March 23, 2016) (incorporated by reference to Exhibit 3 to KeyCorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016).